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Genta Incorporated Announces First Quarter 2007 Financial Results and Clinical, Regulatory, Financial and Commercial Strategy

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Core strategy seeks earliest worldwide regulatory approval of Genasense®

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New melanoma trial maintains late-stage Phase 3 clinical focus

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Regulatory initiatives address core issues and provide near-term opportunity

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Named-patient distribution ensures patient access during regulatory review ex-U.S.

BERKELEY HEIGHTS, NJ – May 8, 2007 – Genta Incorporated (NASDAQ: GNTA) today announced financial results and progress for the first quarter ended March 31, 2007.

“With today’s release and conference call, we are taking the opportunity to detail the strategic initiatives that are intended to deliver shareholder value after a very turbulent period,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer.  “Over the past few months, the Company has undertaken a series of complementary initiatives in our research, clinical, regulatory, commercial, and financial programs.  As noted below, and as will be discussed during today’s conference call, all of these activities are closely integrated.  The Company believes that securing the earliest possible regulatory approval of Genasense on a worldwide basis is our highest priority.  Accordingly, most of our current activities are focused on achieving that objective via multiple approaches that maximize the likelihood of that outcome.”

Dr. Warrell noted: “Our pending regulatory appeals require relatively few resources, and if successful they provide substantial near-term opportunity.  Nonetheless, our most important strategic initiative is the new, randomized Phase 3 trial of Genasense in advanced melanoma.  Rapid completion of that trial, combined with a positive result, may enable the Company to then promptly initiate resubmission of its U.S. New Drug Application (NDA) in melanoma.”

New Phase 3 Trial of Genasense plus Dacarbazine in Advanced Melanoma

In April, the Company announced a new Phase 3 trial, now known as AGENDA: “A Randomized Controlled Trial of Genasense plus Dacarbazine Compared with Dacarbazine Alone in Patients with Advanced Melanoma”.  This trial seeks to evaluate the effectiveness of the Genasense/dacarbazine combination in patients identified in the preceding randomized trial of dacarbazine with or without Genasense (known as GM301) as having derived greatest benefit.  AGENDA seeks to enroll patients using a readily available biomarker that multiple studies have confirmed as the most powerful indicator of prognosis in this disease.

Genta analyzed the outcomes of the 274 patients enrolled in GM301 who met the proposed inclusion criteria for enrollment in AGENDA, with the following results:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	20.8%	7.2%	0.002
Durable response	10.7%	2.4%	0.007
Progression-free survival, median	3.6 mos.	1.6 mos.	< 0.0001
Overall survival, median	12.3 mos.	9.9 mos.	0.0009

At less than 40% of the size of GM301, AGENDA targets the enrollment of approximately 300 patients and is expected to begin in the summer of 2007.  Further details of the trial will be released at the upcoming meeting of the American Society of Clinical Oncology (ASCO) in June 2007, pending receipt of requested regulatory advice from the EU and U.S.

In parallel with AGENDA, the Company has requested re-examination of the initially negative opinion on Genta’s Marketing Authorization Application (MAA) for Genasense in melanoma by the Committee on Human Medicinal Products (CHMP) from the European Medicines Agency (EMEA).  As part the re-examination, Genta has requested that a specialist Oncology Scientific Advisory Group be convened.  If granted, the Company anticipates that the hearing would take place during the summer of 2007, and that a final opinion of the CHMP would be rendered within the second half of 2007.

In a separate action, Genta indicated its intent to file a formal complaint and request for correction of information with the U.S. Food and Drug Administration (FDA) under the Federal Data Quality Act.  The complaint will challenge as erroneous a key statistical analysis of the Company's data on Genasense for melanoma used by FDA at the Oncology Drug Advisory Committee (ODAC) meeting on May 3, 2004.  That analysis sought to discredit the finding that Genasense yielded a statistically significant increase in progression-free survival (PFS).  At that meeting, ODAC voted unanimously that PFS was an endpoint that would support full approval in the absence of a survival improvement in patients with advanced melanoma.  The Company is concerned that perpetuation of this error in the official meeting transcript and on the FDA’s website is prejudicial and misleading with respect to the drug’s efficacy.

Chronic Lymphocytic Leukemia (CLL)

Using the Formal Dispute Resolution process that exists within FDA’s Center for Drug Evaluation and Research (CDER), Genta filed a formal appeal of FDA’s non-approvable decision on the Company’s NDA for Genasense in CLL.  A meeting with CDER on this matter is anticipated during the second quarter of 2007, and the Company expects a decision to the appeal within the next 3 months.

The CLL appeal reflects several views related to the results of the Company’s pivotal Phase 3 trial, in which patients with relapsed or refractory CLL were randomly assigned to receive fludarabine plus cyclophosphamide (Flu/Cy) chemotherapy with or without Genasense.  This trial achieved its primary endpoint, which was a statistically significant increase in the proportion of patients who achieved a complete or nodular partial response (CR/nPR) (17% vs. 7%; P=0.025). In addition, the duration of CR/nPR was significantly longer for patients treated with

Genasense (median = not reached but will exceed 36 months in the Genasense group vs. 22 months for patients treated with chemotherapy alone).

In a related action, the Company is pleased to announce that its grant-supported proposal for a CME Satellite Symposium was accepted for the annual meeting of the American Society of Hematology (ASH) in Atlanta, December 8-11, 2007.

“Named-Patient” Distribution Provides Patient Access during Ex-U.S. Regulatory Review

While the MAA is under active regulatory review and in conjunction with the AGENDA trial, Genta has established a collaboration with IDIS, a U.K.-based company, to provide both Genasense and Ganite® (gallium nitrate injection) on a compassionate-use/named patient basis in territories outside the United States.  “Named patient” distribution refers to the distribution or sale of a non-approved product to a specific healthcare professional for the treatment of an individual patient.

Dr. Warrell noted:  “Our compassionate use/named patient program encompasses both solid data and registration-focused clinical trials.  In the case of Genasense, the program will ensure that patients are able to access the drug even if they are not candidates for the AGENDA trial.  We are pleased to announce that the first patients in Europe have already been qualified for treatment with Genasense under this mechanism.”

FINANCIAL INFORMATION

The Company reported a net loss of $5.6 million, or $0.04 per share, for the first quarter of 2007, compared to a net loss of $9.9 million, or $0.08 per share, for the first quarter of 2006.  In the first quarter of 2007, operating expenses were $5.9 million, compared with $10.2 million in the prior-year period. The first quarter of 2006 included a buildup of sales, marketing and manufacturing expenses incurred in preparation for a possible commercial launch of Genasense. In addition, lower expenses in 2007 reflect the impact of a staff reduction in December 2006, which was implemented after the FDA’s non-approval of the Company’s NDA for Genasense in CLL.

In the fourth quarter of 2006, the Company recorded an expense of $5.3 million that provides for the issuance of 12 million shares of Genta common stock, for a settlement in principle of class action litigation. The expense is net of insurance recovery of $18.0 million. At March 31, 2007, the revised estimated value of the common shares portion of the litigation settlement is $3.7 million, based on a closing price of Genta’s common stock of $0.31 per share, resulting in a reduction in the provision of $1.6 million recognized in the first quarter of 2007.

As of March 31, 2007, Genta had no long-term debt, $0.3 million in short-term debt, and had cash, cash equivalents and marketable securities of $29.4 million, compared to $29.5 million as of December 31, 2006. On March 14, 2007, the Company sold 30 million shares of its common stock at a price of $0.36 per share for gross proceeds of $10.8 million, before fees and expenses. After deducting fees and expenses the Company received net proceeds of $10.1 million. During the first three months of 2007, cash used in operating activities was $9.8 million.

CONFERENCE CALL AND WEBCAST

Genta management will host a conference call and live audio webcast to discuss financial results and general corporate activities on May 8, 2007 at 8:00 am EDT.

Conference call information:

US/Canada call:  877-634-8606; conference code Genta Incorporated

International call: 706-679-3140; conference code Genta Incorporated

Webcast: http://www.genta.com/genta/InvestorRelation/events.html

The webcast will be archived for 30 days. Audio replay will be available approximately two hours after completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is 320288.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications, or its ability to successfully appeal the NASDAQ  delisting; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACT:

For Genta Incorporated

Tara Spiess/Andrea Romstad
TS Communications Group, LLC
(908) 286-3980

info@genta.com

Genta Incorporated

Selected Condensed Consolidated Financial Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31
	2007	2006

Product sales - net	$ 94	$ 67
Cost of goods sold	22	16
Gross margin	72	51

Operating expenses:
Research and development	3,383	4,750
Selling, general and administrative	4,052	5,456
Provision for settlement of litigation, net	(1,560)	-
Total operating expenses	5,875	10,206

Other income, net	198	260
Net loss	(5,605)	(9,895)

Net loss per basic and diluted share	$ (0.04)	$ (0.08)

Shares used in computing basic and diluted net loss per share	159,391	118,186

Selected Condensed Consolidated Balance Sheet Data

(Unaudited)

	March 31 2007	December 31 2006
Cash, cash equivalents and
marketable securities	$ 29,415	$ 29,496
Working capital	17,808	12,682
Total assets	51,171	51,778
Total stockholders' equity	19,723	14,642